Exhibit 99.1

 Evofem Biosciences Reports Third Quarter 2020
Financial Results and Provides Corporate Update

Launched Phexxi™ (lactic acid, citric acid, potassium bitartrate) in U.S. for Hormone-free Contraception
Initiated Pivotal Phase 3 EVOGUARD Trial of EVO100 for Prevention of Chlamydia and Gonorrhea
Secured $25 Million Strategic Investment from Adjuvant Capital
Management to Host Conference Call Monday, November 9, 2020 at 5:00 p.m. ET

SAN DIEGO, November 9, 2020 - Evofem Biosciences, Inc., (NASDAQ: EVFM) ("Evofem" or the "Company"), today reported financial results for the three- and nine- month periods ended September 30, 2020.
"We are excited by the early momentum of our commercial launch of Phexxi, the first and only hormone-free, prescription contraceptive vaginal gel, which became available in the United States in September," said Saundra Pelletier, Evofem's Chief Executive Officer. "Our investments in consumer brand awareness and telemedicine have been critical drivers of our early success. The reported financial results represent a small snapshot of our commercial launch, and we continue to expect Phexxi to reach its full market potential based on key launch metrics including the number of women who have taken advantage of our Phexxi Concierge Experience, Phexxi.com website visitors, and interest among healthcare providers.
"Our commitment to develop and deliver innovative solutions to unmet needs in women's health does not stop with hormone-free contraception. Last month we initiated EVOGUARD, our pivotal Phase 3 trial of EVO100 vaginal gel for prevention of chlamydia and gonorrhea infection in women. There are no FDA approved drugs to prevent these common infections, and the need continues to increase every year. Assuming timely completion and positive study results, we would expect to file an NDA for these indications in 2022.
"The recent $25 million strategic investment in Evofem by Adjuvant Capital, a healthcare investor aligned with our vision, at a premium to market, provides significant funding for EVOGUARD and strengthens our ability to transform women's health in the United States and around the world," concluded Ms. Pelletier.
Third quarter and recent highlights include:

•	Launched Phexxi™ (lactic acid, citric acid and potassium bitartrate) as the first and only hormone-free, prescription vaginal gel approved in the United States for the prevention of pregnancy;

•	Initiated EVOGUARD, the pivotal Phase 3 clinical trial to evaluate safety and efficacy of EVO100 for the prevention of chlamydia and gonorrhea in women;

•	Secured a $25 million strategic investment from Adjuvant Capital at a premium to market, with proceeds earmarked to fund EVOGUARD and expand global market access for Phexxi;

•
The Phase 3 AMPOWER study of Phexxi for prevention of pregnancy was published in the peer-reviewed journal Contraception, and six AMPOWER abstracts were presented at major medical society meetings; and,

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Outcomes of the Phase 2b AMPREVENCE study of EVO100 for the prevention of chlamydia and gonorrhea in women were presented at three major medical society meetings, including pivotal results presented in a poster at the 2020 STD Prevention Virtual Conference.

Financial Results
The third quarter of 2020 was Evofem's first quarter reporting product sales, following the United States commercial launch of Phexxi on September 8, 2020 as the first and only hormone-free, prescription vaginal gel approved for the prevention of pregnancy. Net product sales were $0.3 million for the three months ended September 30, 2020. Cost of goods sold was $0.3 million, which included a $0.1 million one-time charge predominantly related to reworking the Phexxi product label, which was initially printed at-risk before approval, to reflect the final approved label.
Research and development costs for the third quarter of 2020 were $4.2 million, compared to $5.7 million in the prior year quarter, primarily due to the absence in the current period of service fees associated with the Phexxi New Drug Application and of AMPREVENCE clinical trial costs, which were submitted to the FDA and completed, respectively, in the fourth quarter of 2019. The decrease was partially offset by clinical trial expenses for EVOGUARD, which was initiated in October 2020, and higher payroll-related expenses and noncash stock-based compensation due to increased headcount in the current period.
Selling and marketing costs for the third quarter of 2020 were $14.7 million. For the third quarter of 2019, selling and marketing costs of $3.8 million were reclassified from general and administrative expenses to conform to the current period presentation. The increased expense in the current period primarily reflects a $6.9 million increase in media and advertising costs, combined with higher marketing and market access service costs incurred in preparation for the Phexxi commercial launch. Higher payroll-related expenses due to increased headcount and an uptick in facilities costs also contributed.
General and administrative costs for the third quarter of 2020 were $7.2 million, compared to $4.8 million in the prior year quarter. The increase is primarily related to an aggregate $2.9 million increase in costs associated with various operational items associated with legal, audit and financing advisory fees, sales force recruiting costs, payroll related costs due to increased headcount, and other general business expenses. This was partially offset by a $0.5 million decrease in noncash stock-based compensation.
As a result, total operating expenses increased to $26.4 million for the third quarter of 2020, compared to $14.3 million for the prior year period.
Total other expense, net, was $3.7 million in the third quarter of 2020, and mainly included a $3.1 million change in fair value as a result of mark-to-market adjustments and $0.7 million in accrued interest expense for the convertible notes issued in the second quarter of 2020. This compares to total other income of $0.5 million in the prior year quarter, which included higher interest income.
Net loss attributable to common stockholders was $29.9 million, or $(0.37) per share, for the quarter ended September 30, 2020, compared with a net loss of $13.8 million, or $(0.30) per share, for the prior year quarter.
Unrestricted cash and short-term investments were $86.7 million at September 30, 2020, compared to $23.8 million at December 31, 2019.
In October 2020, Evofem sold $25 million of unsecured convertible promissory notes to funds affiliated with Adjuvant Capital, LP ("Adjuvant Capital"). The notes are convertible into shares of Evofem common stock at a conversion price of $3.65 per share. Proceeds from the sale of the notes will be used to support EVOGUARD, Evofem's ongoing Phase 3 clinical trial of EVO100 for the prevention of urogenital chlamydia and gonorrhea in women, and to expand global market access for Phexxi.
Conference Call
As previously announced, the Evofem management team will host a conference call to discuss its financial results and business highlights as follows:

Date	November 9, 2020
Time	5:00 p.m. ET (2:00 p.m. PT)
Dial-in numbers	(866) 503-5561 (U.S. toll-free) or (253) 336-2965
Passcode	2639368
Webcast (live and archived)	www.evofem.com under "Investors" or click here
The live webcast and related slide presentation can be accessed on the Company's Investor page at https://evofem.investorroom.com/events. Please connect to the Company's website at least 15 minutes prior to the start of the call to download any software that may be required. If participating by phone, please dial in approximately 10 minutes prior to the start of the call.
A telephone replay will be available approximately two hours after the call through Thursday, November 12, 2020 at (855) 859-2056 (U.S.) or (404) 537-3406 (International), conference ID 2639368. The webcast will be archived at https://evofem.investorroom.com/events.

About Evofem Biosciences, Inc.
Evofem Biosciences, Inc., (NASDAQ: EVFM) is a commercial-stage biopharmaceutical company committed to developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health, including hormone-free, woman-controlled contraception and protection from certain sexually transmitted infections (STIs). The Company's first commercial product, Phexxi™ (lactic acid, citric acid and potassium bitartrate), is the first and only hormone-free, prescription vaginal gel approved in the United States for the prevention of pregnancy. The Company is evaluating EVO100 in a Phase 3 clinical trial, ‘EVOGUARD,’ for the prevention of urogenital Chlamydia trachomatis and Neisseria gonorrhoeae infection in women. For more information, please visit www.evofem.com.

Phexxi™ is a trademark of Evofem Biosciences.

About PHEXXI™
Phexxi™ (lactic acid, citric acid, and potassium bitartrate) is a prescription vaginal gel used to prevent pregnancy in females who choose to use an on-demand method of birth control. Phexxi™ is only effective when used immediately before (or up to one hour before) each act of vaginal sex. Phexxi™ is not effective when used after vaginal sex.

IMPORTANT SAFETY INFORMATION
WHAT ARE THE POSSIBLE SIDE EFFECTS OF PHEXXI™ (lactic acid, citric acid, and potassium bitartrate) vaginal gel 1.8%, 1%, 0.4%?
If you have had a history of repeated urinary tract infections or other urinary tract problems, avoid Phexxi™.
The most common side effects were vaginal burning, vaginal itching, vaginal yeast infection, urinary tract infection, vaginal area discomfort, bacterial vaginosis, and vaginal discharge. Women also reported genital discomfort, pain while urinating, and vaginal pain. Some male partners reported genital discomfort.
What else should I know about using Phexxi™?
Phexxi™ does not protect against any sexually transmitted diseases, including HIV. Avoid using Phexxi™ with a vaginal ring.
Contact your healthcare provider if you are experiencing severe genital irritation or discomfort or urinary tract symptoms. Avoid Phexxi™ if you or your sexual partner is allergic to lactic acid, citric acid, potassium bitartrate, or any of the ingredients in Phexxi™. Stop using Phexxi™ if you develop an allergic reaction.
Please see full Prescribing Information for Phexxi™, including Patient Information.
Please report side effects by contacting Evofem Biosciences toll-free at 1-833-EVFMBIO or contact FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.
Forward-Looking Statements
This press release includes "forward-looking statements," within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended; and the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to Evofem’s expectation regarding the success of achieving the market potential of Phexxi, the success of the Phexxi Concierge Experience, and timely completion of and the success of the EVOGUARD clinical trial. Various factors could cause actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements, or that could impair the value of Evofem Biosciences' assets and business, are disclosed in Evofem's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 12, 2020, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 filed with the SEC on November 9, 2020 and August 4, 2020, and its Current Report on Form 8-K filed with the SEC on June 2, 2020. All forward-looking statements are expressly qualified in their entirety by such factors. Evofem does not undertake any duty to update any forward-looking statement except as required by law.

Investor Relations Contact
Amy Raskopf
Evofem Biosciences, Inc.
araskopf@evofem.com
Mobile: (917) 673-5775
Media Contact
Ellen Thomas, Inc.
Evofem Biosciences
ethomas@evofem.com
Mobile: (718) 490-3248

(Tables follow)

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET DATA (Unaudited) (In thousands)

	September 30, 2020	December 31, 2019
Cash and cash equivalents	$86,697	$15,571
Restricted cash	337	304
Trade accounts receivable, net	1,243	—
Short-term investments	—	8,233
Total current liabilities	65,692	12,659
Total liabilities	72,117	12,659
Total stockholders’ equity	40,210	15,636

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Product sales, net	$278	$—	$278	$—

Operating expenses:
Cost of goods sold	317	—	317	$—
Research and development	4,217	5,663	11,104	$18,798
Selling and marketing	14,700	3,791	32,553	6,222
General and administrative	7,200	4,843	24,077	14,850
Total operating expenses	26,434	14,297	68,051	39,870
Loss from operations	(26,156)	(14,297)	(67,773)	(39,870)
Other income (expense):
Interest income	21	212	152	338
Other (expense) income	(657)	287	(1,010)	266
Loss on issuance of financial instruments	—	—	(64,049)	(674)
Change in fair value of financial instruments	(3,105)	—	30,971	(27,372)
Total other (expense) income, net	(3,741)	499	(33,936)	(27,442)
Loss before income tax	(29,897)	(13,798)	(101,709)	(67,312)
Income tax expense	(2)	—	(2)	(4)
Net loss	$(29,899)	$(13,798)	$(101,711)	$(67,316)
Net loss per share, basic and diluted	$(0.37)	$(0.30)	$(1.63)	$(1.83)
Weighted-average shares used to compute net loss per share, basic and diluted	81,206,101	46,239,225	62,434,949	36,760,013

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